Exhibit 99.1

Focus Enhancements Fourth Quarter & Year-End 2005 Conference Call Transcript
March 9, 2006 @ 1:30 pm PT

Operator

Welcome to Focus Enhancements’ Fourth Quarter and Year-end 2005 conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question please press star followed by 1 on your touch-tone phone. If anyone has difficulty hearing the conference, please press star-0 for operator assistance. As a reminder this conference is being recorded today, March 9, 2006. I would now like to turn the conference over to David Barnard. Please go ahead.

David Barnard - Lippert, Heilshorn & Associates - IR contact, Focus Enhancements

Thank you. Good afternoon and welcome to the Focus Enhancements’ Fourth Quarter and Full Year 2005 conference call. We are pleased you are joining us today. With us today from management are Brett Moyer, chief executive officer; Gary Williams, chief financial officer; and Tom Hamilton, general manager of the Semiconductor Group.

If you need a copy of the press release, please visit our web site at www.focusinfo.com. As a reminder, this conference call may contain forward-looking statements, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2006, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its Ultra Wideband (UWB) semiconductor chip designs, move UWB technology to silicon, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include the risk factors specified in the company's Form 10-K/A for the year ended December 31, 2004, Form 10-Q for the period ending September 30, 2005, as well as other filings with the SEC. These statements are based on information as of March 9th, 2006 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

I will now turn the call over to Brett. Brett?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Thank you, David. Thanks everyone for participating today. I will first provide you with a brief review of the year, then Gary will review the financial results, after which I will elaborate on our products, outlook and strategy.

Revenue for the year grew 23 percent over 2004, and included revenue growth in each quarter when compared to the previous year. Both the Semiconductor and Systems Businesses demonstrated significant growth for the company.

Our Semiconductor Business revenue grew 38 percent over last year’s fourth quarter, primarily due to the production ramps of internet protocol television, known as IPTV, set-top boxes and portable media players, which we anticipate continuing through 2006. Portable media players, known as PMPs, represent the largest potential revenue growth opportunity in our Semiconductor Business this year. I will discuss expectations for this division in more detail later in the call.

Most significantly, we expect to tape-out the digital chip in our Talaria™ Ultra Wideband technology chipset this week. This is the second chip in the chipset, and the taping-out this chip builds on other recent milestones as we move closer to UWB commercialization. In addition, the $10 million funding we announced on January 30th, which Gary will discuss in more detail later, is anticipated to bring us through the completion of our UWB development effort.

The Systems Business revenue grew 15 percent compared to last year’s fourth quarter. As I have indicated throughout the year, the FireStore suite has become our strongest product line with Digital Signage and Asset Management projected to increase their growth in 2006.

Although timing issues with one of our major customers impacted our sales of our new HD Firestore product during the fourth quarter, shipments have begun this quarter.

We expect growth on the Systems side to continue to be driven by sales of FireStore to all leading camera manufacturers and digital signage to the financial community.

With that, I will now turn the call over to Gary Williams, our CFO, for more on the financial review and details. Gary?

Gary Williams - Focus Enhancements Inc. - CFO

Thank you, Brett.

Revenue for the fourth quarter was $6.1 million, up 19 percent compared to $5.1 million for the fourth quarter of 2004. During the fourth quarter of 2005, the Systems Business contributed 82 percent of revenue, and the Semiconductor Business contributed 18 percent. Gross profit as a percent of sales for the fourth quarter of 2005 was 39 percent, compared to 24 percent in the fourth quarter of 2004. Operating expenses during the fourth quarter of 2005 totaled $5.5 million compared to $5.7 million in the fourth quarter a year ago. Our net loss for the fourth quarter was $3.3 million, or $0.05 per share, versus a net loss of $4.3 million, or $0.08 per share, in the same quarter of 2004. The net loss came in lower than expected as certain semiconductor expenses related to our UWB development moved from the fourth quarter of 2005 into the first half of 2006. For the year 2005, revenue was $24.6 million, up 23 percent compared to $20 million reported for the same period of 2004. Net loss for the year 2005 was $15.4 million, or $0.25 per share, versus a net loss of $11 million, or $0.22 per share in 2004. Accounts receivable at December 31, 2005 was $3.2 million compared to $3.5 million at September 30, 2005.

DSOs were 47 days at December 31, 2005 compared to 46 days at September 30, 2005. We expect DSOs to run in the mid to high 40s for the first quarter of 2006. Inventories at December 31, 2005 were $3.7 million or flat when compared with September 30th. We expect inventories to decrease slightly in the first quarter of 2006. Sales order backlog at December 31, 2005 was approximately $900,000 or consistent with September 30th.

In November, we closed a financing under which we raised gross proceeds of $3.3 million through the private placement of our common stock. Under the agreement we issued 5 million shares of common stock and 1.8 million warrants. We ended the quarter with cash and cash equivalents of $637,000. As of December 31, 2005, we had borrowings of $3 million under our $4 million account receivable-based line of credit.

At December 31, 2005, total shares of common stock outstanding were approximately 68 million.

As Brett mentioned a moment ago, on January 30th, we raised $10 million in funding through the sale of senior secured convertible notes to private investors. These notes carry a 10 percent interest rate per year and through June 30, 2007 such interest is payable in kind. These notes have a maturity date of January 1, 2011 and are convertible into Focus Enhancements common stock at a price of $1.00 per share. This funding is currently expected to be sufficient to complete our UWB development and fund general operating requirements in 2006.

I will now turn the call back over to Brett. Brett?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Thank you, Gary. I will now review our business by product group.

Semiconductor Business revenue grew 38 percent compared to the same quarter last year and 17 percent sequentially. Driving this growth in part is our success in the expanding markets for video convergence products.

The IPTV set-top box market is finally starting to gain credibility as the infrastructure necessary to deliver viable media content continues to improve. Some industry projections show this market growing from 1.7 million units in 2004 to 16.9 million units in 2009. Technology and operating system advances geared to the delivery of entertainment-quality media over the Internet are making computer-to-TV a vital function. The variety of solutions being generated by designers trying to hit the hot spot and get to market early, make the use of discrete video conversion processors attractive and Focus Enhancements makes the best quality processors on the market. We have been working with reference designers and cultivating this market for several years and are confident our video conversion processors provide what developers want and fit very well into the convergence market. Our chips are already included in IPTV set-top boxes for manufacturers such as Hyundai Digital, Tatung, and Biostar, and we are even more excited about the prospects for continued revenue growth in this category as a result of existing reference designs with Intel and new reference designs with Applied Micro Devices (AMD).

PMPs have created a wave of activity in the TV-out market since most leading MP-3 players now have huge disk drives suitable for video storage—the video iPod being one popular example. AMD and Freescale are popular platforms to provide the horse-power for competing Portable Media Players products and Focus’ chips have been integrated into reference designs for both of these to provide the TV-out functionality that seems to be a user “must have” feature. We believe this product area is destined for growth over the next 1 to 3 years.

As digital media is being transported through an ever increasing number of devices, demand for semiconductor convergence chips is appearing in virtually every part of the electronics sector, including end products for set-top boxes, PMPs, automotive and mobile entertainment, medical imaging, handheld GPS systems, and cell phones, among other products. This industry dynamic has created a huge miscellaneous category of designers who know they have to deliver media to low-cost displays, such as TVs, and need this discrete functionality, as there is no all-in-one solution for these diverse and emerging markets. This miscellaneous category makes up more than 60 percent of the activity we see in the market for convergence.

Lastly, we believe trends in design wins and production starts bode well for revenue from convergence chips in 2006. Total design starts increased 60 percent to 129 in 2005 from 81 in 2004. Several of our video convergence processors appeared in multiple set-top boxes and media players that were displayed in twelve manufacturers’ booths at the International Consumer Electronics show in Las Vegas in January. For our convergence chips, in the fourth quarter, we gained 15 design wins, up from 12 in the fourth quarter 2004. All-in-all, this quarter, we had 37 design starts, 15 design wins, and 10 designs went into production bringing the full year 2005 totals to a record 129 design starts,45 designs wins, and 39 production starts, which compares to 81 starts, 44 wins and 27 production starts in 2004

Summarizing recent UWB developments:

As I remarked at the beginning of our call, the tape-out of our second chip, which is digital, is expected to occur this week. This will mark another major milestone in our development effort and bring us significantly closer to filling the necessary components in our Validation Systems, which are expected to be available for shipment in the second quarter. We continue to believe our Validation Systems will outperform anything currently on the market or being demonstrated.

We featured our Talaria UWB technology in the WiMedia TechZone at CES. Consumer reaction was positive as CES was a turning point for UWB. People began to view UWB as more than just a concept and as a viable product with numerous applications.

Now on to our Systems Business. Fourth quarter revenue in the Systems Business grew 15 percent over the fourth quarter of 2004 and 28 percent over the full year 2004. We expect the growth rate to continue in 2006 as a result of FireStore sales to the high definition camcorder market and cross-selling of the FireStore customer to Digital Asset management and digital signage. In fact, last week the homepage and product pages on our web site were redesigned to help execute this mission. Emerging multi-year industry trends to high definition video format and the need for greater storage capacity are driving increased demand for our Systems products. Professional and pro-sumer videographers are tackling capture and post-production activities in HD and Focus’ solutions promise a huge productivity gain in the capture process, archiving and storage and distribution of content.

Highlighting and previewing specific developments in our Firestore line. In December, we announced our FireStore FS-4 HD Direct To Edit® disk recorders were included in the “Best of 2005” cover story in EventDV magazine. This was the third award for FireStore in 2005. The other two were Editor’s Choice and Reader’s Choice awards. Prior to National Association of Broadcasters trade show in April 2006, we expect to expand our FireStore line by shipping more HD models: the HD-100 to JVC and the FS-100 to Panasonic.

The Digital Asset Management product line, which previously was primarily sold in Europe, has begun ramping in the US in the first quarter. Managing the video media captured from the camcorders is a logical requirement for the FireStore customer. We expect worldwide sales to start this year with significant growth in 2007.

Digital signage also continues to produce strong results. We are now seeing orders for both the larger projects that have started shipping this quarter and the broader customer base in museums, universities, corporations and government municipalities.Both digital asset management and digital signage are expected to grow in the 40 percent plus range this year versus last year.

Now on to guidance. For the first quarter, revenue is expected to be approximately $6.7 million. We are targeting gross margins as a percent of revenue in the high 30 percent range for the first quarter of 2006 and at approximately 40 percent of revenue for the full year 2006.

We expect a loss per share of $0.06 to $0.07 in the first quarter 2006. Included in our outlook is an expected $350,000 in non-cash stock based compensation expense associated with our implementation of FAS-123. Our loss per share forecast for the first quarter of 2006 excludes any potential non-cash charges associated with our convertible debt financing completed in January 2006. For the full year 2006, we expect revenue of approximately $32 million, representing growth of over 30 percent compared to 2005. We expect to incur $1.4 million in non-cash stock based compensation associated with FAS-123 in 2006. We anticipate continued sequential revenue growth in the Semiconductor Business from the fourth quarter 2005 to the first quarter 2006 and we expect it to grow 75 to 80 percent this year compared to 2005. As a result, we expect Semiconductor Business revenue contribution to grow to 20 percent of total revenue versus 14 percent in 2005, with the Systems Business revenue contribution at 80 percent in 2006, versus 86 percent in 2005.

With the expenses related to taping out our digital UWB chip and FAS-123, operating expenses are expected to increase approximate $1.3 million sequentially in the first quarter. In summary: We expect our Semiconductor Group to reap the benefits of the growth in both IPTV and PMPs. By focusing our marketing efforts in these areas, we are poised to see the benefits of the increased adoption of our technology in 2006.

With the tape-out of our digital chip expected later this week, our UWB development effort continues to progress towards commercialization… and we believe we have the financing in place to take us there.

The Systems Business continues to be defined by the success of our FireStore line and is poised to benefit from the growing HD market.

I will now open the floor for questions. Operator?

Operator

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number 2. If you are using a speakerphone, please pick up your handset before entering your request. Our first question comes from Daniel Amir with WR Hambrecht.

Daniel Amir - WR Hambrecht - Analyst

Thanks a lot. Good afternoon. A couple of questions here. First on the OpEx, as we look at '06, what type of level should we be looking at?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Yes, just to take you back, Daniel, I think we guided that OpEx would drop pretty significantly sometime starting in the middle of Q2, previously. So with a shift of the UWB chip -- moving from Q4 into Q1, a net approximately two to three-month slide in terms of expenses, the sequential bump up in Q1will approximately -- that's a good representation for the first three quarters of the year. Then we'll see the drop in Q4.

Daniel Amir - WR Hambrecht - Analyst

So, Q1 to Q3 is the same level of OpEx?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Approximately, yes.

Daniel Amir - WR Hambrecht - Analyst

Which is about a million dollar increase over Q4?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Well, of cash increase. We said a $1.3 million in total.

Daniel Amir - WR Hambrecht - Analyst

$1.3 million. Okay.

Brett Moyer - Focus Enhancements Inc. - CEO, President

You have $350 [thousand]of FAS-123, right?

Daniel Amir - WR Hambrecht - Analyst

Right. Okay. Now, if I look at the UWB, when should we start to see some revenues to hit the top line? Is it Q3? Is it Q4? Is it anything meaningful, or should we just look into '07 on this?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Well, there will be some evaluation revenue that will start coming to the top line in June, which I wouldn't describe as a meaningful in terms of our models and overall revenue. We expect to get design starts in the second half of the year, which means probably will get production orders late in the year, and we'll be shipping early next year -- in terms of meaningful quantities. There is always going to be small opportunities that is will come earlier. But in terms of meaningful revenue, it's probably Q1 '07.

Daniel Amir - WR Hambrecht - Analyst

Okay. If I look at the Semiconductor Business -- you highlighted the number of segments that are driving your business, I guess, in '06. Can you kind of break it down which segments are more important for you? And what portion of revenues do you think there will be as part of your Semi group?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Oh, within the Semi revenue?

Daniel Amir - WR Hambrecht - Analyst

Yes.

Brett Moyer - Focus Enhancements Inc. - CEO, President

I mean, that's going pretty detailed -- that we generally don't break down. I mean, basically, the guidance we gave you said Semi is going to go from the $3 million range to approximately $6 million. And it's the IPTV -- and there's a lot of designs -- the primary ones, as we mentioned were, the PMPs and the IPTVs. But those other designs of automotive entertainment, GPS systems -- those are all contributing to the revenue growth. And it is a large miscellaneous category.

Daniel Amir - WR Hambrecht - Analyst

Okay. Now, can you highlight what's going on in the FireStore kind of - I guess one of your customers, you said, pushed out a bit. What, -- what's going thrown and what momentum are you seeing in the FireStore orders right now?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Yes. Well, in terms of historically speaking in Q4, we and one of our two primary high-def customers agreed to make some software modifications to improve the performance between [the] camera and the Fire -- their version of the FireStore. And we were not able to synchronize the two units in time -- we being them and us, jointly. That has started shipping in February slightly, with heavy shipments starting this month as we ramp production. The other high-def one will start shipping in April. And from a demand perspective, Q4 was probably slightly softer than what we would have liked to see. But Q1 and Q2, now that all four camera manufacturers are shipping and producing in quantity high-def camcorders, Q1 and Q2 demand looks very strong for the FireStore line again.

Daniel Amir - WR Hambrecht - Analyst

So, do you expect it to increase the linearity as the year progresses?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Yes. So, certainly we're going to take a good-size jump in Q2 as we bring on the second version of the high-def one for Panasonic. That appears to be a very successful product. We have a tremendous amount of activity. And Q2 and Q3 are typically our stronger quarters in that industry. So, from a guidance perspective; Q2 goes up, Q3 goes up, and Q4 is probably flat or even.

Daniel Amir - WR Hambrecht - Analyst

Okay. Thanks a lot.

Brett Moyer - Focus Enhancements Inc. - CEO, President

You're welcome. Thanks, Daniel.

Operator

Our next question comes from Ed Ching with Rodman and Renshaw

Ed Ching - Rodman & Renshaw - Analyst

Hey, guys.

Brett Moyer - Focus Enhancements Inc. - CEO, President

Hey, Ed.

Ed Ching - Rodman & Renshaw - Analyst

Brett, could you give us more color on the portable media players space, there I mean? How is that growing for you as a percentage of revenue? This whole buzz on the Origami -- Microsoft Origami, does that potentially lead to any new leads for you, going forward that are out there - you know out in Asia? Or do you think North America would be a better place for that?

Brett Moyer - Focus Enhancements Inc. - CEO, President

You know what? Let me tie back to the guidance. The Semiconductor revenue we're not breaking down into smaller segments, so it is the PMPs and IPTV set-top boxes which are driving a good chunk of that revenue growth, from $3 [million] to $6 million, approximately. But there are quite a few other designs in the miscellaneous space that are doing it, as I mentioned earlier. I think I'd like to just have Tom cover the whole PMP market for you, because it is pretty interesting. And we think it's a good run for us over the next few years.

Tom Hamilton - Focus Enhancements Inc. - General Manager of Semiconductor Group

Yes. The PMP market for us is -- we're addressing via partnerships, as Brett mentioned in the formal remarks. We're in AMD and Freescale's reference designs for PMPs. And we have -- we've already gotten revenue from that in Q4 of last year and Q1 this year. And we see things going forward. We see this picking up. So we're in PMPs from Toshiba with their Gigabit product, were in PMPs from Digital Cube and some other Korean manufacturers, going forward.

What these are primarily -- what these products are primarily is entertainment products, and need to differentiate a little from the Origami product, which is really a small tablet PC. And if you look at -- Microsoft went public on it today, and the first products are being shown at CeBIT right now. And those -- that product is really a tablet PC downsized, running tablet PC OS. It's also expensive. The first one -- the Samsung product is sold at $1,190, where the PMP market is really in the $200 to $500 range, in terms of an entertainment device.

We're -- as we've mentioned, we're in a number of products, a number of design wins, some of them public, some of them not. And that market seems to be taking off. You look at what's going on with things like Vongo, which is capable of downloading movies and transferring them to PMPs, and there are -- as well as your PC. You look, of course, at the iTunes site and what they can do. But this whole area is beginning to explode.

Ed Ching - Rodman & Renshaw - Analyst

Tom, could you tell us which PMP manufacturers are actually -- you're actually doing business with?

Tom Hamilton - Focus Enhancements Inc. - General Manager of Semiconductor Group

I can tell you the ones that are public and announced right now. There's two that are public and announced. And those are Toshiba, with their Gigabit product, which was featured in the CES keynote by Microsoft for media players and media accessories -- when they announced Vongo, that was also a way to getting movies onto that. The other one that is public and announced and shipping is Digital Cube in Korea.

Ed Ching - Rodman & Renshaw - Analyst

How many more -- could you tell us how many more that you have? I don't need to know the names -- but how many more manufacturers do you actually do business with -- number-wise?

Tom Hamilton - Focus Enhancements Inc. - General Manager of Semiconductor Group

Right now, we're in another couple design wins in that space.

Ed Ching - Rodman & Renshaw - Analyst

Okay. My other question is, on the -- the switchover from analog to digital among the professional broadcasters, is that speeding up or is that sort of still staying at the same clip that you guys see? Are there any other catalysts, do you think, that will go on that could speed up the process?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Are you talking from the TV head-end stations, Ed [or]-- ?

Ed Ching - Rodman & Renshaw - Analyst

Yes. Exactly.

Brett Moyer - Focus Enhancements Inc. - CEO, President

In our space?

Ed Ching - Rodman & Renshaw - Analyst

Yes.

Brett Moyer - Focus Enhancements Inc. - CEO, President

In our space, on the camera side of the pro-sumer and news gathering area -- that's the HDV and Panasonic's HD version, that's full steam ahead as of -- really, the very end of last year -- late in December.

Ed Ching - Rodman & Renshaw - Analyst

Okay.

Brett Moyer - Focus Enhancements Inc. - CEO, President

So that's why, when we look at FireStore going into Q1 and Q2, they're going to be much stronger than Q4 and Q1 last year.

Ed Ching - Rodman & Renshaw - Analyst

So it's all from, basically that, coming to a head?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Yes. Basically Panasonic wasn't shipping last year their cameras, let alone our product. JVC was still catching up on their camcorders. Canon didn't get their's shipping in the US until, I believe, late, late September. Which means -- probably not really quantity until early December. Sony was the only one that was really shipping in HDV or HD camcorder.

In terms of the broadcasters, I mean we see more requests coming for HD products in our digital signage place, we see more requests coming for HD file format, support and a ProxSys line, so I believe that's continuing on. I don't think it's changing the rate that we've seen in '05 or '04, there's still quite a bit of catalysts involved in terms of convergence.

Ed Ching - Rodman & Renshaw - Analyst

Right. Okay. And you guys think you'll still have these same -- a bigger presentation at NAB this year? Or about the same as last year?

Brett Moyer - Focus Enhancements Inc. - CEO, President

We're going to have significantly bigger.

Ed Ching - Rodman & Renshaw - Analyst

Okay. Great.

Brett Moyer - Focus Enhancements Inc. - CEO, President

Our space and at our partner's space.

Ed Ching - Rodman & Renshaw - Analyst

Great. Thanks, guys.

Brett Moyer - Focus Enhancements Inc. - CEO, President

Thanks.

Operator

Next question comes from Doug Ledowitz with Pronto.

Doug Ledowitz - Pronto - Analyst

I have several questions for you guys. Of the FireStore products that are announced, how many aren't shipping yet? You mentioned Panasonic?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Well, the HD-100 for JVC and the FS-100 for Panasonic did not ship in Q4. The HD-100 just started shipping at the end of February and will ship in quantities this month. The FS-100 for Panasonic will start shipping in April.

Doug Ledowitz - Pronto - Analyst

Okay. But the Focus versions are shipping -- the HD ones, in quantity?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Yes. FS-4 HD and FS-4 ProHD are both -- and have been shipping since, I want to say, September of last year.

Doug Ledowitz - Pronto - Analyst

Okay. Back to US -- UWB, rather. What was the reason for the tape-out delay? Can you talk a little about that?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Well, I mean, there was no -- it's a very complicated chip. There was no significant brow sweating reasons, there was just a series of small things that had to be tightened up and cleaned up in terms of timing change and stuff like that. It's all pretty common. And it took us longer with Cadence than what -- either Cadence or our estimates were.

Doug Ledowitz - Pronto - Analyst

Okay. Regarding the evaluation kit -- can you comment on how many orders you have and what the price is of those?

Brett Moyer - Focus Enhancements Inc. - CEO, President

Well, yes -- let me just say, we had mentioned, when we first announced the evaluation kits back in October, I think we booked five immediately. That has increased modestly, but with the tape-out of the digital chip and our ability to anticipate shipping it in the next 10 to 12 weeks -- eval kits -- that sales process will now get started in earnest. The price will range -- list price is approximately $20,000, but depending what you're ordering and who you are and how serious we think you are, the price can vary.

Doug Ledowitz - Pronto - Analyst

Okay.

Brett Moyer - Focus Enhancements Inc. - CEO, President

So as I mentioned earlier, Doug [in response] to Daniel's question, we will see revenue, but it's not something that's material in terms of modeling. It will be -- some in Q2, some in Q3, some in Q4. If you look at Freescale, I believe they shipped $1 million worth of eval kits. And they've been shipping eval kits for, and Tom can correct me, but I would say probably six quarters, give or take.

Doug Ledowitz - Pronto - Analyst

Right. Is that something that typically a manufacturer would order -- what, one, two, just a few of them?

Tom Hamilton - Focus Enhancements Inc. - General Manager of Semiconductor Group

Right.

Brett Moyer - Focus Enhancements Inc. - CEO, President

It all depends on how big they are, Doug, right? Sony could have them in many locations around the world. You could have multiple in one site, depending on the number of projects.

Tom Hamilton - Focus Enhancements Inc. - General Manager of Semiconductor Group

Doug, we basically anticipate that every group that will be designing using the product will order an eval kit.

Doug Ledowitz - Pronto - Analyst

Okay.

Tom Hamilton - Focus Enhancements Inc. - General Manager of Semiconductor Group

Because it's also useful for validation and development.

Doug Ledowitz - Pronto - Analyst

What -- what do you see as the best opportunity in the next 12 months for any multi-million semi chip order? Would it be set-top boxes, cell phones, portable media players?

Tom Hamilton - Focus Enhancements Inc. - General Manager of Semiconductor Group

The large volume, as we've mentioned and what we tried to guide you to, the opportunities that we really see growing are in the area of set-top boxes, and specifically, portable media players. We see those as being the big growth opportunity.

Doug Ledowitz - Pronto - Analyst

All right. Brett, any worries about delisting of the stock?

Brett Moyer - Focus Enhancements Inc. - CEO, President

No, actually. We do get notified -- Gary can go through it. Why don't you go through this, Gary? I can't remember the dates.

Gary Williams - Focus Enhancements Inc. - CFO

Sure. You probably know, we have until May 22nd. What we would expect, based on correspondence with NASDAQ, is if we meet the initial listing requirements of NASDAQ, excluding the $1 minimum bid, we would be granted an additional 6 months window in which to comply with the $1 minimum bid, which we are now deficient with. And given our business plan and anticipated growth, we think we can take care of it in that window.

Brett Moyer - Focus Enhancements Inc. - CEO, President

So, I mean -- so to follow on, Doug, not to say that's what we think the stock will do. We do know that since we registered the private placement -- that was 5 million shares that we did back in October of last year -- or November, there's been consistent selling of those shares in the market to move them out of the financier's funds. There's still some of that left, but not a whole lot.

Doug Ledowitz - Pronto - Analyst

Okay. The only other question -- I noticed some options were exercised recently.

Brett Moyer - Focus Enhancements Inc. - CEO, President

Yes.

Doug Ledowitz - Pronto - Analyst

Are any of those shares -- has anyone registered to sell any of those, including yourself?

Brett Moyer - Focus Enhancements Inc. - CEO, President

No. I mean, they're saleable, right?

Doug Ledowitz - Pronto - Analyst

Right.

Brett Moyer - Focus Enhancements Inc. - CEO, President

Both mine, Tom's and Director Bill Coldrick have exercised the right to buy them, and we've held them.

Doug Ledowitz - Pronto - Analyst

Okay. That's all for now. Thanks.

Operator

There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Brett Moyer - Focus Enhancements Inc. - CEO, President

Thank you for joining us today. In summary, with the completion of the $10 million financing; tape-out of our digital chip this week; and continued revenue growth in convergence chips and digital media products, we are well-positioned for a very exciting year.

We look forward to speaking with you again soon.

Operator

Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation.